                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                       OCTOBER RESULTS VS. PLAN                 Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                           October 1994      Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $31.5    $27.3    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                        (1.6)     3.5    (13.6)    (5.7)
   Non-Cash Income Tax Expense (Benefit)    (0.8)     1.7     (5.8)    (2.0)
   Other                                     2.8      0.5      6.7      5.1
                                        ------------------------------------
Cash from Operations                         0.4      5.7    (12.7)    (2.6)

Changes in Working Capital:
   FIFO Inventory (increase) decrease      (42.7)   (16.8)  (155.4)   (98.2)
   Trade Payables increase (decrease)       55.7     18.9    126.4     66.1
   All Other                               (12.0)    (7.9)   (27.9)   (29.0)
                                        ------------------------------------
Net Changes in Working Capital               1.0     (5.8)   (56.9)   (61.1)

Capital Expenditures                        (1.2)    (1.5)   (21.1)   (30.2)

(Incr) Decr. in Rest. Cash & Cash Equiv.       -      0.2     55.3     57.8

Other:
   Short-Term Borrow. (Pymts) - Revolver    (4.4)     5.0    138.4    130.0
   Payments of Capital Leases               (0.4)    (0.3)    (3.0)    (2.8)
   Payments on Long-Term Debt                  -     (0.4)   (81.8)   (80.4)
   Increase in Deferred Financing Costs        -        -     (7.8)    (7.4)
                                        ------------------------------------
Total Other                                 (4.8)     4.3     45.8     39.4
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)       (4.6)     2.9     10.4      3.3
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $26.9    $30.2    $26.9    $30.2
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


                                        Page 7 of 7